EXHIBIT 23
Consent of Independent Registered Public Accounting Firm
The Board of Directors
ESCO Technologies Inc.:
We consent to the incorporation by reference in the registration statements (Nos. 33-39737, 33-47916, 33-98112, 333-92945, 333-77887, 333-96309, 333,63930, 333-85268, and 333-117953) on Form S-8 of ESCO Technologies Inc. of our report dated November 30, 2009, with respect to the consolidated balance sheets of ESCO Technologies Inc. and subsidiaries (the Company) as of September 30, 2009 and 2008, and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the years in the three-year period ended September 30, 2009, and the effectiveness of internal control over financial reporting as of September 30, 2009, which report appears in the Annual Report to Stockholders for the fiscal year ended September 30, 2009 and is incorporated by reference in the September 30, 2009 annual report on Form 10-K of ESCO Technologies Inc.
Our report dated November 30, 2009, on the consolidated financial statements refers to the adoption of Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans (now Codified as ASC 715, Compensation – Retirement Benefits), as of September 30, 2007.
/s/ KPMG LLP
St. Louis, Missouri
November 30, 2009